EXHIBIT 23.2



Mr. Charles Brand
mmTech, Inc.
20 Meridian Road
Eatontown, New Jersey 07724

We consent to the incorporation by reference in this Form SB-2 of LogiMetrics, Inc. of our reports dated February 7, 1997 and June 19, 1997, on the financial statements of mmTech, Inc. as of and for the year ended October 31, 1996 and 1995, respectively, and the accompanying financial statements and financial schedules and the reference to this firm under the caption "Experts" in the accompanying Prospectus.


REYDEL, PERIER & NERAL

Wall, New Jersey
April 28, 1998